UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2011

FUELCELL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14204	06-0853042
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut 06813

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e) – Compensatory Arrangements of Certain Officers

On December 19, 2011, FuelCell Energy, Inc. (the “Company”) entered into new employment agreements, effective as of January 1, 2012 (the “New Employment Agreements”), with (i) its Chief Operating Officer, Anthony Rauseo (“Rauseo”), and (ii) its Chief Financial Officer, Michael Bishop (“Bishop”). The Company also entered into a First Amendment to Employment Agreement, effective as of January 1, 2012 (the “Bottone Amendment”), with its President and Chief Executive Officer, Arthur Bottone (“Bottone”). The Bottone Amendment amends Bottone’s Employment Agreement with the Company dated as of February 8, 2011 (the “Original Bottone Agreement”).

Pursuant to the employment agreement between the Company and Rauseo, Rauseo’s annual base salary will be $269,200.00, and commencing with fiscal year 2012, Rauseo will be eligible for a target bonus equal to 50% of his annual base salary, as determined and approved by the Board of Directors of the Company (the “Board”). Pursuant to the employment agreement between the Company and Bishop, Bishop’s annual base salary will be $228,100.00, and commencing with fiscal year 2012, Bishop will be eligible for a target bonus equal to 50% of his annual base salary, as determined and approved by the Board. Any bonus payable to Rauseo or Bishop may be paid in cash, stock options and/or restricted stock, as determined by the Board.

In the event that the Company terminates either Rauseo’s or Bishop’s employment without cause or Rauseo or Bishop terminates his employment for “good reason”, he will be entitled to receive a severance payment in an amount equal to six (6) months of his annual base salary at the date of termination plus payment by the Company of his COBRA premiums for up to six (6) months, provided that he elects continuation coverage under COBRA and he is not eligible for health coverage under another employer’s plan. The Company reserves the right to provide Rauseo or Bishop with a cash equivalent of the cost of such COBRA premiums in lieu of making the premium payments. In the event that Rauseo’s or Bishop’s employment is terminated due to a change in control (as such term is defined in the New Employment Agreements), he will be entitled to receive a severance payment in an amount equal to one (1) year of his annual base salary as of the date of termination plus one (1) year of the average of bonuses paid to him since his promotion to Chief Operating Officer or Chief Financial Officer, as applicable, plus payment by the Company of his COBRA premiums for up to twelve (12) months, provided that he elects continuation coverage under COBRA and he is not eligible for health coverage under another employer’s plan. The Company reserves the right to provide Rauseo or Bishop with a cash equivalent of the cost of such COBRA premiums in lieu of making the premium payments. If the Company terminates Rauseo’s or Bishop’s employment without cause during the ninety (90) day period preceding a change in control or the eighteen (18) month period thereafter, the termination will be deemed to be due to a change in control. Any stock options and restricted stock granted by the Company will accelerate and immediately vest upon the occurrence of both a change in control and the termination of Rauseo’s or Bishop’s employment by the Company without cause or by Rauseo or Bishop for “good reason”.

Pursuant to the Bottone Amendment, Bottone’s base salary will be increased to $366,200, and commencing with fiscal year 2012, Bottone will be eligible for a target bonus equal to 90% of his base salary, as determined and approved by the Board based upon Bottone’s achievements in meeting his performance goals and those of the Company for its most recently ended fiscal year. Any bonus payable to Bottone may be paid in cash, stock options and/or restricted stock, as determined by the Board. In the event that the Company terminates Bottone’s employment without cause, in addition to severance payments provided for under the Original Bottone Agreement, he will also be entitled to receive payment by the Company of his COBRA premiums for up to twelve (12) months provided that he elects continuation coverage under COBRA and he is not eligible for health coverage under another employer’s plan. The Company reserves the right to provide Bottone with a cash equivalent of the cost of such COBRA premiums in lieu of making the premium payments. If Bottone’s employment is terminated by the Company without cause within the three (3) month period prior to a Change of Control (as such term is defined in the Original Bottone Agreement) or within the eighteen (18) month period immediately following a Change of Control, the termination will be deemed to be due to a change in control and the Company’s obligation to pay Bottone’s COBRA premiums or cash equivalents in lieu thereof will increase from up to twelve (12) months to up to eighteen (18) months.

The foregoing descriptions are not complete descriptions of the New Employment Agreements or the Bottone Amendment and are qualified in their entirety by reference to the full text of the New Employment Agreements and the Bottone Amendment, copies of which are attached to this report as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, executed as of December 19, 2011 and effective as of January 1, 2012, by and between FuelCell Energy, Inc. and Anthony Rauseo.

10.2	Employment Agreement, executed as of December 19, 2011 and effective as of January 1, 2012, by and between FuelCell Energy, Inc. and Michael Bishop.

10.3	First Amendment to Employment Agreement, executed as of December 19, 2011 and effective as of January 1, 2012, by and between FuelCell Energy, Inc. and Arthur Bottone.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: December 23, 2011	By:	/s/ Michael Bishop
Michael Bishop Senior Vice President, Chief
Financial Officer, Corporate Secretary and Treasurer